CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to Sun Life of Canada (U.S.) Variable Account K’s Registration Statement No. 333-173301 on Form N-4 of our report dated March 28, 2011, relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.) (the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the Company changing its method of accounting and reporting for other-than-temporary impairments in 2009 and changing its method of accounting and reporting for the fair value measurement of certain assets and liabilities in 2008, as discussed in Note 1 and Note 5, respectively, of the consolidated financial statements), appearing in the Statement of Additional Information, which is part of such Amendment to the Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
August 11, 2011